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                                                                    Exhibit 99.5

                  OUTDOOR SYSTEMS, INC. TO MERGE WITH INFINITY;
                COMPANY POSTPONES ANNUAL MEETING OF STOCKHOLDERS


             PHOENIX -- (May 27, 1999) -- Outdoor Systems, Inc. (NYSE: OSI) today announced that it has entered into a merger agreement with Infinity Broadcasting Corporation (NYSE: INF) under which the Company's stockholders will receive 1.25 shares of Infinity stock for each share of Outdoor Systems stock they own. The transaction is valued at approximately $8.3 billion in stock and debt.

             In light of these developments, the Board of Directors of Outdoor Systems, Inc. has postponed indefinitely its 1999 Annual Meeting of Stockholders, which had been scheduled for 4 p.m. (PDT) on Thursday, May 27.

             Under the terms of the agreement, Arte Moreno, President and Chief Executive Officer of Outdoor Systems, Inc., will become Chief Executive Officer of the new Outdoor Systems, a wholly-owned subsidiary of Infinity. Moreno will also join the Board of Directors of Infinity Broadcasting Corporation. Under the agreement, William Levine, Chairman of Outdoor Systems, Inc., will also join the Infinity Board of Directors.

             "We are very pleased to become part of Infinity and create the leading out-of-home media company in the world," Moreno said. "We strongly believe that the combination of Outdoor Systems with Infinity is a very attractive opportunity for the shareholders and employees of OSI. The new, combined company better positions us to serve our clients."

             The transaction is subject to certain closing conditions, including regulatory approvals and approval by OSI shareholders, and is expected to close in the fall of 1999.

             Outdoor Systems, Inc. is the largest out-of-home media company in the United States, Canada and Mexico, operating approximately 237,500 bulletins, posters, transit shelters, subway, mall displays and sports marketing services in North America.